UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 20, 2005

TNX Television Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-33313	95-4868287
(Commission File Number)	(IRS Employer Identification No.)

800 S. Ocean Blvd., L1, Boca Raton, FL	33432
(Address of Principal Executive Offices)	(Zip Code)

(561) 395-9973
(Registrant’s Telephone Number, Including Area Code)

1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania	19103
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Effective May 22, 2005, 360 Onboard Limited, our wholly-owned United Kingdom subsidiary (“360”) ceased operations of its system on Central Trains, Ltd. (“Central”) when it became clear that it had insufficient near term revenue prospects to cover the ongoing cost of operations, particularly daily content procurement and delivery. 360 and we have agreed in principle to sell the system to Central for GPB£1 in exchange for Central’s waiver of concession fees that may be owed to them and 360’s potential obligation to remove the system. However, we will not consummate the transaction unless certain proposed terms relating to our post-sale liability are resolved to our satisfaction. If we are unable to reach an agreement with Central, we face the prospect of Central seeking to require 360 to remove its equipment from Central’s trains. The execution of this request would cost 360 an estimated GBP£100,000 to £150,000 or more, an amount that exceeds our current financial capacity. The cost to remove the equipment would likely exceed the sale value of such equipment once removed.

At the present time, we have virtually run out of funds to support our UK operation and are at risk of incurring new liabilities with no realistic probability of being able to meet these obligations. On July 18, 2005, we had insufficient funds to meet our payment obligation of £28,800 to the Inland Revenue of the United Kingdom. Typically, a company is granted a one week grace period to meet this obligation, which only provides us with a few more days to resolve this issue.

Furthermore, we are poorly capitalized to execute our original business model and have given notice of termination to all but three employees of 360. Notice periods range from one to three months, with one employee having six months. These notice periods contractually obligate 360 to pay the employees’ salaries and benefits during the notice period, unless they secure other employment during such time.

We also owe our trade creditors approximately $750,000 primarily as a result of our aborted AIM flotation effort and the monetary penalties owed to our Series A-1 Preferred Stock investors. Such figure does not include compensation deferred by our executive officers since September 2004. In addition, we have outstanding almost $1.8 million in bridge promissory notes that can be called at any time.

Because of our liquidity crisis, funds that would have been earmarked for the audit of our financial statements for our fiscal year ended December 31, 2004, have been diverted to our UK operations. As such, we are delinquent in filing our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005. As a result of these late filings, we have been delisted from the Over-the-Counter Bulletin Board (“OTCBB”) and are now listed on the “pink sheets”. Additionally, we are now late with respect to the filing of our registration statement in connection with our recently completed Series A-1 Preferred Stock financing and have incurred monetary penalties with the investors that participated in the financing.

Our problems with Central and our failure to fulfill other contractual obligations of TNCI UK Ltd., our predecessor UK subsidiary, has seriously damaged our reputation in the UK. We believe, however, that the market opportunity for passenger information and entertainment is still quite large and lucrative and, in due course, systems will become mainstream throughout parts of Europe, Asia and North America. We recognize that the risks and costs are too steep to be successful with the business model with which we initially went to market. Furthermore, with advanced service offerings, such as Wi-Fi, CCTV and messaging, that are now more readily available, a bundled offering is more attractive to train operators. Additionally, the unfortunate events that took place in London on July 7, 2005 will very likely result in a heightened interest by TOCs for a passenger information system that provides real time or near real time two-way communication and security surveillance capabilities.

Based on 360’s reputation in the market, its financial situation and the risks associated with the currently proposed agreement with Central, we have concluded that, absent the receipt of additional financing by July 27, 2005, it is in our best interests to formally shut down 360. According to the terms of the Series A-1 financing, the investors hold a security interest over the assets of 360.

With respect to TNX, we believe that we need a capital infusion of approximately $1,000,000 to stay in business and regain compliance with our public company reporting obligations, including at least $200,000 to complete the audit of our financial statements, complete and file our late annual and quarterly filings and registration statement relating to our recently completed Series A-1 financing and become listed again on the OTCBB. The balance of the funds would be used to cover operational costs and the settlement of claims of trade creditors. Given that we currently have no business or operations, these measures would constitute a restart of the company and we will require the funds immediately in order to demonstrate adequate financial stability to go forward. We expect that the new capital will be used for, among other things, to try to create strategic partnerships with established companies that have developed products and/ or services that meet the needs of the transportation industry. Accordingly, we plan to ask certain of our existing stockholders, including certain members of management, for an additional investment in the company. The completion of this additional financing, if it occurs, would significantly dilute our current stockholder base. If we do not consummate this investment, we may be compelled to liquidate 360 in the UK and simultaneously have TNX file for bankruptcy in the U.S. and our stockholders would likely receive little or no value for their current investment. There can be no assurance that we will consummate an additional financing in terms favorable to us or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TNX TELEVISION HOLDINGS, INC.

Date: July 20, 2005	By:	/s/ Irwin L. Gross

Name: Irwin L. Gross Title: Chief Executive Officer

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